Exhibit 99.1

For Information Contact:

Company Contact:

Jeff Unger, Investor Relations

(561) 514-0115

Andrew Bard, Weber Shandwick

212-445-8368

Casual Male Retail Group, Inc. Reports Sales and Operating Results

For the Second Quarter and First Six Months of Fiscal 2007

Comparable Sales Increase of 3.9% for the Second Quarter of Fiscal 2007

The Company Issues EPS guidance of $0.45 to $0.50 per share for Fiscal 2007

CANTON, MA, August 23, 2007 — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), retail brand operator of Casual Male XL, Rochester Big & Tall, B&T Factory Direct, LivingXL, ShoesXL and Jared M., announced today its sales and operating results for the second quarter and the first six months of fiscal 2007.

Sales for the second quarter of fiscal 2007 increased 2.2% to $114.2 million from $111.8 million for the second quarter of fiscal 2006. For the six months ended August 4, 2007, sales increased 5.1% to $225.5 million from $214.7 million for the same period in the prior year. Comparable sales for the thirteen and twenty-six week periods ended August 4, 2007 increased 3.9% and 5.0%, respectively, as compared to the comparable thirteen and twenty-six week periods of the prior year.

For the second quarter of fiscal 2007, net income was $2.5 million, or $0.06 per diluted share, compared to net income for the second quarter of fiscal 2006 of $3.4 million, or $0.09 per diluted share. For the first six months of fiscal 2007 net income was $3.6 million, or $0.08 per diluted share, compared to net income of $4.8 million, or $0.13 per diluted share, for the first six months of fiscal 2006.

Results for the second quarter and the first six months of fiscal 2007 included legal expenses of $0.01 per diluted share related to litigation in which the Company was the plaintiff and was awarded damages of $1.5 million plus interest. Collection of this award is subject to a legal process and will be recognized when ultimately realized. Results for the first six months of fiscal 2006 included a gain of $0.02 per diluted share from the sale of the Company’s loss prevention subsidiary, LP Innovations, Inc.

For the fiscal year ending February 2, 2008, the Company expects earnings per diluted share in a range of $0.45 to $0.50 compared to earnings of $0.33 per diluted share last year, after reduction for the net tax benefit of $29.9 million related to the reversal of the Company’s valuation allowance for deferred tax assets. The Company will provide, at a minimum, a quarterly update of its annual earnings expectations.

Casual Male will host a conference call with security analysts beginning at 11:00 a.m. ET today, Thursday, August 23, 2007, to review the sales and operating results for the second quarter and six months ended August 4, 2007. The call is being webcast and can be accessed at www.casualmaleXL.com/investor. During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion refers to earnings of $0.33 per diluted share for fiscal 2006. This earnings per share amount excludes the tax benefits of our valuation allowance reversal. This adjustment is a non-GAAP measure. The Company believes that the inclusion of this non-GAAP measure helps investors to gain a better understanding of the Company’s overall earnings performance, especially when comparing such results to our expected fiscal 2007 earnings guidance. However, this non-GAAP financial measure is not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP. The following table shows the reconciliation of net income, on a GAAP basis, for fiscal 2006 to the non-GAAP measure referred to above.

(in millions, except for earnings per share(EPS) amounts)

For the fiscal year ended February 3, 2007		Diluted EPS
Net income as reported	$42.6	$0.98
-Deduct net income tax benefit, primarily related to the valuation allowance reversals	(29.9)	(0.65)

Adjusted net income	$12.7	$0.33

Weighted average shares outstanding -diluted (A)		46.5

(A) The calculation of earnings per share, on a dilutive basis, include the add-back of the related interest costs of $2.8 million, on an after tax basis, associated with the convertible notes.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with retail operations throughout the United States, Canada and London, England, operates 473 Casual Male XL retail and outlet stores, 25 Rochester Big & Tall stores, 5 Casual Male at Sears-Canada stores, and a direct-to-consumer business which includes several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding earnings per diluted share for fiscal 2007, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on April 2, 2007, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the six months ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006
Sales	$114,209	$111,802	$225,513	$214,666
Cost of goods sold including occupancy	61,012	61,179	121,359	119,039

Gross profit	53,197	50,623	104,154	95,627

Expenses:
Selling, general and administrative	43,911	40,234	88,266	79,593
Depreciation and amortization	4,233	3,440	8,290	6,690

Total expenses	48,144	43,674	96,556	86,283

Operating income	5,053	6,949	7,598	9,344

Other income, net	138	—	275	1,112
Interest expense, net	(1,070)	(1,351)	(1,876)	(2,570)

Income before income taxes	4,121	5,598	5,997	7,886

Provision for income taxes	1,648	2,197	2,398	3,098

Net income	$2,473	$3,401	$3,599	$4,788

Net income per share—basic	$0.06	$0.10	$0.09	$0.14
Net income per share—diluted	$0.06	$0.09	$0.08	$0.13

Weighted-average number of common shares outstanding (1):
Basic	41,606	34,719	41,899	34,801
Diluted	43,338	45,999	43,878	37,128

(1) The amount of common shares outstanding in fiscal 2007 include the impact of the conversion of $95 million of convertible notes to 8.9 million shares of common stock, which occurred in the fourth quarter of fiscal 2006.

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

August 4, 2007 and February 3, 2007

(In thousands)

	August 4, 2007	February 3, 2007
ASSETS

Cash and investments	$5,902	$5,325
Inventories	119,740	114,535
Other current assets	16,874	14,966
Property and equipment, net	61,582	59,063
Goodwill and other intangibles	96,014	96,170
Deferred income taxes	27,020	28,281
Other assets	2,062	2,096

Total assets	$329,194	$320,436

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$53,445	$66,018
Notes payable	44,621	8,529
Long-term note payable	17,376	—
Deferred gain	27,110	27,843
Stockholders’ equity	186,642	218,046

Total liabilities and stockholders’ equity	$329,194	$320,436